Exhibit (b)(3)

RECEIVABLES SALE AND CONTRIBUTION AGREEMENT

DATED AS OF DECEMBER 26, 2001

BETWEEN

INTERNATIONAL PAPER FINANCIAL SERVICES, INC.,

AND

RED BIRD RECEIVABLES, INC.,

AS BUYER

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ARTICLE VII MISCELLANEOUS		22

Section 7.1	Waivers and Amendments	22

Section 7.2	Notices	22

Section 7.3	Protection of Ownership Interests of Buyer	23

Section 7.4	Confidentiality	24

Section 7.5	Bankruptcy Petition	25

Section 7.6	Limitation of Liability	25

Section 7.7	CHOICE OF LAW	25

Section 7.8	CONSENT TO JURISDICTION	25

Section 7.9	WAIVER OF JURY TRIAL	26

Section 7.10	Integration; Binding Effect; Survival of Terms	26

Section 7.11	Counterparts; Severability; Section References	27

Location		21

ii

EXHIBITS AND SCHEDULES

Exhibit I	-	Definitions

Exhibit II	-	Principal Place of Business; Location(s) of Records; Federal Employer Identification Number; Other Names

Exhibit III	-	Lock Boxes; Collection Accounts; Collection Banks

Exhibit IV	-	Form of Compliance Certificate

Exhibit V	-	Copy of Credit and Collection Policy

Exhibit VI	-	Form of Subordinated Note

Exhibit VII		Form of Purchase Report

Exhibit VIII		Form of Performance Undertaking

Schedule A		List of Documents to Be Delivered to Buyer Prior to the Purchase

iii

RECEIVABLES SALE AND CONTRIBUTION AGREEMENT

THIS RECEIVABLES SALE AND CONTRIBUTION AGREEMENT, dated as of December 26, 2001, is by and between INTERNATIONAL PAPER FINANCIAL SERVICES, INC., a Delaware corporation (“IPFS”), and RED BIRD RECEIVABLES, INC., a Delaware (“Buyer”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I hereto (or, if not defined in Exhibit I hereto, the meaning assigned to such term in Exhibit I to the Credit and Security Agreement).

PRELIMINARY STATEMENTS

IPFS now owns, and from time to time hereafter will own, Receivables. IPFS wishes to sell and assign to Buyer, and Buyer wishes to purchase from IPFS, all of IPFS’s right, title and interest in and to such Receivables, together with the Related Security and Collections with respect thereto.

As an inducement to Buyer to purchase such Receivables, Related Security and Collections, International Paper Company (the “Performance Guarantor”) has agreed to guaranty the due and punctual performance by IPFS of its obligations hereunder and as Servicer under the Credit and Security Agreement (defined below) pursuant to the Performance Undertaking.

IPFS and Buyer intend the transactions contemplated hereby to be true sales of the Receivables from IPFS to Buyer, providing Buyer with the full benefits of ownership of the Receivables, and IPFS and Buyer do not intend these transactions to be, or for any purpose to be characterized as, loans from Buyer to IPFS.

Immediately following the contribution and purchase of Receivables from IPFS, Buyer will borrow and pledge its assets pursuant to that certain Credit and Security Agreement dated as of December 26, 2001 (as the same may from time to time hereafter be amended, supplemented, restated or otherwise modified, the “Credit and Security Agreement”) among the Buyer, as Borrower, IPFS, as initial Servicer, the Performance Guarantor, Blue Ridge Asset Funding Corporation (“Blue Ridge”), Victory Receivables Corporation (“Victory,” together with Blue Ridge, the “Conduits”), The Bank of Tokyo-Mitsubishi, Ltd., New York Branch (“BTM”), in its capacity as a Liquidity Bank to Victory (“Victory Liquidity Bank”) and as agent for Victory (the “Victory Agent”), and Wachovia Bank, N.A. (“Wachovia”) as agent for Blue Ridge (the “Blue Ridge Agent,” together with the Victory Agent, the “Co-Agents”), as a Liquidity Bank to Blue Ridge (“Blue Ridge Liquidity Bank”; together with the Victory Liquidity Bank and the Conduits, the “Lenders”) and as administrative agent or any successor agent appointed pursuant to the terms of the Credit and Security Agreement (in such capacity, the “Administrative Agent,” and together with the Co-Agents, the “Agents”) for the Agent and the Lenders.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASE

Section 1.1 Initial Contribution of Receivables. On the date hereof, IPFS does hereby contribute, assign, transfer, set-over and otherwise convey to Buyer, and Buyer does hereby accept from IPFS, Export Receivables and other Receivables contributed or otherwise transferred to IPFS pursuant to the First-Step Sale Agreement and existing as of the close of business on the Business Day immediately prior to the date hereof (the “Initial Cutoff Date”) having an aggregate Outstanding Balance of at least $897,000,000 (the “Initial Contributed Receivables”), together with all Related Security relating thereto and all Collections thereof.

Section 1.2 Purchase of Receivables.

(a) Effective on the date hereof, in consideration for the Purchase Price and upon the terms and subject to the conditions set forth herein, IPFS does hereby sell, assign, transfer, set-over and otherwise convey to Buyer, without recourse (except to the extent expressly provided herein), and Buyer does hereby purchase from IPFS, all of IPFS’s right, title and interest in and to all Receivables existing as of the close of business on the Initial Cutoff Date (other than the Initial Contributed Receivables) and all Receivables thereafter arising through and including the Termination Date, together, in each case, with all Related Security relating thereto and all Collections thereof. In accordance with the preceding sentence, on the date hereof Buyer shall acquire all of IPFS’s right, title and interest in and to all Receivables existing as of the Initial Cut-Off Date and thereafter arising through and including the Termination Date, together with all Related Security relating thereto and all Collections thereof. Buyer shall be obligated to pay the Purchase Price for the Receivables purchased hereunder in accordance with Section 1.3.

(b) On the 12th day of each month hereafter (or if any such day is not a Business Day, on the next succeeding Business Day thereafter, IPFS shall (or shall require the Servicer to) deliver to Buyer a report in substantially the form of Exhibit VII hereto (each such report being herein called a “Purchase Report”) with respect to the Receivables sold by IPFS to Buyer during the Settlement Period then most recently ended. In addition to, and not in limitation of, the foregoing, in connection with the payment of the Purchase Price for any Receivables purchased hereunder, Buyer may request that IPFS deliver, and IPFS shall deliver, such approvals, opinions, information or documents as Buyer may reasonably request.

(c) It is the intention of the parties hereto that the Purchase of Receivables made hereunder shall constitute a sale, which sale is absolute and irrevocable and provides Buyer with the full benefits of ownership of the Receivables. Except for the Purchase Price Credits owed pursuant to Section 1.4, the sale of Receivables hereunder is made without recourse to IPFS; provided, however, that (i) IPFS shall be liable to Buyer for all representations, warranties, covenants and indemnities made by IPFS pursuant to the terms of the Transaction Documents to which IPFS is a party, and (ii) such sale does not constitute and is not intended to result in an assumption by Buyer or any assignee thereof of any obligation of IPFS or any other Person arising in connection with the Receivables, the related Contracts and/or other Related Security or any other obligations of IPFS. In view of the intention of the parties hereto that the Purchase of Receivables made hereunder shall constitute a sale of such Receivables rather than loans secured thereby, IPFS agrees that it will, on or prior to the date hereof and in accordance with Section 4.1(e)(ii), mark its master data processing records relating to the Receivables with a legend acceptable to Buyer and to the Administrative Agent (as Buyer’s assignee), evidencing that Buyer has purchased such Receivables as provided in this Agreement and to note in its financial statements that its Receivables have been sold to Buyer. Upon the request of Buyer or the Administrative Agent (as Buyer’s assignee), IPFS will execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of Buyer’s ownership interest in the Receivables and the Related Security and Collections with respect thereto, or as Buyer or the Administrative Agent (as Buyer’s assignee) may reasonably request.

Section 1.3 Payment for the Purchase.

(a) The Purchase Price for the Purchase of Receivables in existence as of the close of business on the Initial Cutoff Date (other than the Initial Contributed Receivables) shall be payable in full by Buyer to IPFS on the date hereof, and shall be paid to IPFS in the following manner:

(i) by delivery of immediately available funds, to the extent of funds made available to Buyer from its borrowings under the Credit and Security Agreement, and

(ii) the balance, by delivery of the proceeds of a subordinated revolving loan from IPFS to Buyer (a “Subordinated Loan”) in an amount not to exceed the least of (A) the remaining unpaid portion of such Purchase Price, (B) the maximum Subordinated Loan that could be borrowed without rendering Buyer’s Net Worth less than the Required Capital Amount, and (C) fifteen percent (15%) of such Purchase Price. IPFS is hereby authorized by Buyer to endorse on the schedule attached to the Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make such notation shall not affect any obligation of Buyer thereunder.

The Purchase Price for each Receivable coming into existence after the Initial Cutoff Date shall be due and owing in full by Buyer to IPFS or its designee on the date each such Receivable came into existence (except that Buyer may, with respect to any such Purchase Price, offset against such Purchase Price any amounts owed by IPFS to Buyer hereunder and which have become due but remain unpaid) and shall be paid to IPFS in the manner provided in the following paragraphs (b), (c) and (d).

(b) With respect to any Receivables coming into existence after the Initial Cutoff Date, on each Settlement Date, Buyer shall pay the Purchase Price therefor in accordance with Section 1.3(d) and in the following manner:

first, by delivery of immediately available funds, to the extent of funds available to Buyer from its borrowing, and pledge, of an interest in the Receivables to, the Administrative Agent for the benefit of the Lenders under the Credit and Security Agreement or other cash on hand;

second, by delivery of the proceeds of a Subordinated Loan, provided that the making of any such Subordinated Loan shall be subject to the provisions set forth in Section 1.3(a)(ii); and

third, unless IPFS or Buyer has declared the Termination Date to have occurred pursuant to this Agreement, by accepting a contribution to its capital in an amount equal to the remaining unpaid balance of such Purchase Price.

Subject to the limitations set forth in Section 1.3(a)(ii), IPFS irrevocably agrees to advance each Subordinated Loan requested by Buyer on or prior to the Termination Date. The Subordinated Loans shall be evidenced by, and shall be payable in accordance with the terms and provisions of the Subordinated Note and shall be payable solely from funds which Buyer is not required under the Credit and Security Agreement to set aside for the benefit of, or otherwise pay over to, the Lenders.

(c) From and after the Termination Date, IPFS shall not be obligated to (but may, at its option): (i) sell Receivables to Buyer, or (ii) contribute Receivables to Buyer’s capital pursuant to clause third of Section 1.3(b) unless IPFS reasonably determines that the Purchase Price therefor will be satisfied with funds available to Buyer from sales of interests in the Receivables pursuant to the Credit and Security Agreement, Collections, proceeds of Subordinated Loans, other cash on hand or otherwise.

(d) Although the Purchase Price for each Receivable coming into existence after the Initial Cutoff Date shall be due and payable in full by Buyer to IPFS on the date such Receivable came into existence, settlement of the Purchase Price between Buyer and IPFS shall be effected on a monthly basis on Settlement Dates with respect to all Receivables coming into existence during the same Calculation Period and based on the information contained in the Purchase Report delivered by IPFS for the Calculation Period then most recently ended.

Although settlement shall be effected on Settlement Dates, increases or decreases in the amount owing under the Subordinated Note made pursuant to Section 1.3 and any contribution of capital by IPFS to Buyer made pursuant to Section 1.3(b) shall be deemed to have occurred and shall be effective as of the last Business Day of the Calculation Period to which such settlement relates.

Section 1.4 Purchase Price Credit Adjustments. If on any day:

(a) the Outstanding Balance of a Receivable is:

(i) reduced as a result of any defective or rejected or returned goods or services, any discount or any adjustment or otherwise by IPFS (other than as a result of such Receivable becoming a Defaulted Receivable or to reflect cash Collections on account of such Receivable),

(ii) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), or

(b) any of the representations and warranties set forth in Sections 2.1(i), (j), (l), q(i), (r), (s), (t) and the second sentence of Section 2.1(q) hereof are not true when made or deemed made with respect to any Receivable, then, in such event, Buyer shall be entitled to a credit (each, a “Purchase Price Credit”) against the Purchase Price otherwise payable hereunder equal to the Outstanding Balance of such Receivable (calculated before giving effect to the applicable reduction or cancellation). If such Purchase Price Credit exceeds the Original Balance of the Receivables coming into existence on any day, then IPFS shall pay the remaining amount of such Purchase Price Credit in cash immediately, provided that if the Termination Date has not occurred, IPFS shall be allowed to deduct the remaining amount of such Purchase Price Credit from any indebtedness owed to it under the Subordinated Note.

Section 1.5 Payments and Computations, Etc. All amounts to be paid or deposited by Buyer hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of IPFS designated from time to time by IPFS or as otherwise directed by IPFS. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid in full; provided, however, that such Default Fee shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

Section 1.6 Transfer of Records.

(a) In connection with the Purchase of Receivables hereunder, IPFS hereby sells, transfers, assigns and otherwise conveys to Buyer all of IPFS’s right and title to and interest in the Records relating to all Receivables sold or contributed hereunder, without the need for any further documentation in connection with the Purchase. In connection with such transfer, IPFS hereby grants to each of Buyer, the Administrative Agent and the Servicer an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by IPFS to account for the Receivables, to the extent necessary to administer the Receivables, whether such software is owned by IPFS or is owned by others and used by IPFS under license agreements with respect thereto, provided that should the consent of any licensor of such software be required for the grant of the license described herein, to be effective, IPFS hereby agrees that upon the request of Buyer (or Buyer’s assignee), IPFS will use its reasonable efforts to obtain the consent of such third-party licensor. The license granted hereby shall be irrevocable until the indefeasible payment in full of the Obligations, and shall terminate on the date this Agreement terminates in accordance with its terms.

(b) IPFS (i) shall take such action requested by Buyer and/or the Administrative Agent (as Buyer’s assignee), from time to time hereafter, that may be necessary or appropriate to ensure that Buyer and its assigns under the Credit and Security Agreement have an enforceable ownership interest in the Records relating to the Receivables purchased from IPFS hereunder, and (ii) shall use its reasonable efforts to ensure that Buyer, the Administrative Agent and the Servicer each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Receivables and/or to recreate such Records.

Section 1.7 Characterization. If, notwithstanding the intention of the parties expressed in Section 1.2(c), any sale or contribution by IPFS to Buyer of Receivables hereunder shall be characterized as a secured loan and not a sale or such sale shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the parties’ intention that the sale of Receivables hereunder shall constitute a true sale thereof, IPFS hereby grants to Buyer a duly perfected security interest in all of IPFS’s right, title and interest in, to and under all Receivables now existing and hereafter arising, all Collections and Related Security with respect thereto, each Lock Box and Collection Account, the First-Step Sale Agreement, all other rights and payments relating to the Receivables and all proceeds of the foregoing to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the Purchase Price of the Receivables together with all other obligations of IPFS hereunder, which security interest shall be prior to all other Adverse Claims thereto. Buyer and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of IPFS. IPFS hereby represents and warrants to Buyer on the date hereof, on the date of the Purchase and on each date that any Receivable comes into existence that:

(a) Existence and Power. IPFS is a corporation duly organized under the laws of Delaware, and no other state or jurisdiction. IPFS is validly existing and in good standing under the laws of Delaware and is duly qualified to do business and is in good standing as a foreign entity, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by IPFS of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, IPFS’s use of the proceeds of the Purchase made hereunder, are within its organizational powers and authority and have been duly authorized by all necessary organizational action on its part. This Agreement and each other Transaction Document to which IPFS is a party has been duly executed and delivered by IPFS.

(c) No Conflict. The execution and delivery by IPFS of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder (i) do not contravene or violate (A) its Organizational Documents, (B) any law, rule or regulation applicable to it, (C) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and (ii) do not result in the creation or imposition of any Adverse Claim on assets of IPFS or its Subsidiaries (except as created hereunder) except, in the case of clauses (i)(B), (i)(C) and (i)(D) above where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by IPFS of this Agreement or any other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of IPFS’s knowledge, threatened, against or affecting IPFS, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material

Adverse Effect. IPFS is not in default with respect to any order of any court, arbitrator or governmental body that could reasonably be expected to have a Material Adverse Effect.

(f) Binding Effect. This Agreement and each other Transaction Document to which IPFS is a party constitute the legal, valid and binding obligations of IPFS enforceable against IPFS in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information.

(i) Pre-Closing Information. All information regarding the Receivables and Related Security or IPFS furnished by IPFS or any of its Affiliates to the Buyer (or its assigns) prior to the date of this Agreement was true and accurate in every material respect on the date such information was so furnished except as otherwise disclosed to the Buyer (or its assigns) prior to the date hereof and, when taken as a whole together with such subsequent disclosures, did not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(ii) Ongoing Information. All other information regarding the Receivables and Related Security not covered by clause (i) above which is hereafter furnished by IPFS to the Buyer (or its assigns) will be true and accurate in every material respect on the date such information is so furnished and, when taken as a whole, will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date when so furnished.

(iii) Other Information. All other information regarding IPFS, its business, operations, financial condition or prospects furnished by IPFS to the Buyer (or its assigns) in connection with the Transaction Documents after the date of this Agreement that is not covered by clauses (i) or (ii) above, will be true and accurate in every material respect on the date such information is so furnished and, when taken as a whole together with any subsequent updates to such information, will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date when furnished or updated.

(h) Use of Proceeds. No portion of any Purchase Price payment hereunder will be used to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Good Title. Immediately prior to the Purchase hereunder and upon the creation of each Receivable coming into existence after the Initial Cut-Off Date, IPFS (i) is the legal and beneficial owner of the Receivables and (ii) is the legal and beneficial owner of the Related Security with respect thereto or possesses a valid and perfected security interest therein, in each case, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect IPFS’s ownership interest in each Receivable, its Collections and the Related Security.

(j) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to transfer to Buyer (and Buyer shall acquire from IPFS) (i) legal and equitable title to, with the right to sell and encumber each Receivable existing and hereafter arising, together with the Collections with respect thereto, and (ii) all of IPFS’s right, title and interest in the Related Security associated with each Receivable, in each case, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s ownership interest in the Receivables, the Related Security and the Collections.

(k) Places of Business and Locations of Records. The principal places of business and chief executive office of IPFS and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit II or such other locations of which Buyer has been notified in accordance with Section 4.2(a) in jurisdictions where all action required by Section 4.2(a) has been taken and completed. IPFS’s Federal Employer Identification Number is correctly set forth on Exhibit II.

(l) Collections. The conditions and requirements set forth in Section 4.1(j) have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of IPFS at each Collection Bank and the post office box number of each Lock Box, are listed on Exhibit III. IPFS has not granted any Person, other than Buyer (and its assigns) dominion and control of any Lock Box or Collection Account, or the right to take dominion and control of any such Lock Box or Collection Account at a future time or upon the occurrence of a future event.

(m) Material Adverse Effect. Since December 31, 2000, and, for any date this representation and warranty is made or deemed made after delivery of annual audited financing statements pursuant to 4.1(a) hereof, the date of the most recently delivered annual audited financial statements delivered thereunder, no event has occurred that would have a Material Adverse Effect.

(n) Names. The name in which IPFS has executed this Agreement is identical to the name of IPFS as indicated on the public record of its state of organization which shows IPFS to have been organized. In the past five (5) years, IPFS has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement and as listed on Exhibit II.

(o) Ownership of Buyer. IPFS owns, directly or indirectly, 100% of the issued and outstanding equity interests of Buyer, free and clear of any Adverse Claim. Such equity interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Buyer.

(p) Not a Holding Company or an Investment Company. IPFS is not a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute. IPFS is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(q) Compliance with Law. (i) IPFS has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it is subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, (ii) Each Receivable, together with any Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(r) Compliance with Credit and Collection Policy. IPFS has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy, except such material change as to which Buyer (or its assigns) has been notified in accordance with Section 4.1(a)(vii).

(s) Payments to IPFS. With respect to each Receivable transferred to Buyer hereunder, the Purchase Price received by IPFS constitutes reasonably equivalent value in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by IPFS of any Receivable hereunder is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t) Eligible Receivables. Each Receivable reflected in any Purchase Report as an Eligible Receivable was an Eligible Receivable on the date of its acquisition by Buyer hereunder.

(u) Accounting. The manner in which IPFS accounts for the transactions contemplated by this Agreement does not jeopardize the characterization of the transactions contemplated herein as being true sales.

ARTICLE III

CONDITIONS OF PURCHASE

Section 3.1 Conditions Precedent to Purchase. The Purchase under this Agreement is subject to the conditions precedent that (a) Buyer shall have been capitalized with the Initial Contributed Receivables, (b) Buyer shall have received on or before the date of such purchase those documents listed on Schedule A and (c) all of the conditions to the initial purchase under the Credit and Security Agreement shall have been satisfied or waived in accordance with the terms thereof.

Section 3.2 Conditions Precedent to Subsequent Payments. Buyer’s obligation to pay for Receivables coming into existence after the Initial Cutoff Date shall be subject to the further conditions precedent that: (a) the Facility Termination Date shall not have occurred under the Credit and Security Agreement; (b) Buyer (or its assigns) shall have received such other approvals, opinions or documents as it may reasonably request and (c) on the date such Receivable came into existence, the following statements shall be true (and acceptance of the proceeds of any payment for such Receivable shall be deemed a representation and warranty by IPFS that such statements are then true):

(i) the representations and warranties set forth in Article II are true and correct on and as of the date such Receivable came into existence as though made on and as of such date; and

(ii) no event has occurred and is continuing that will constitute a Termination Event or an Unmatured Termination Event.

Notwithstanding the foregoing conditions precedent, upon payment of the Purchase Price for any Receivable (whether by payment of cash, through an increase in the amounts outstanding under the Subordinated Note, by offset of amounts owed to Buyer and/or by offset of capital contributions), title to such Receivable and the Related Security and Collections with respect thereto shall vest in Buyer, whether or not the conditions precedent to Buyer’s obligation to pay for such Receivable were in fact satisfied. The failure of IPFS to satisfy any of the foregoing conditions precedent, however, shall give rise to a right of Buyer to rescind the related purchase and direct IPFS to pay to Buyer an amount equal to the Purchase Price payment that shall have been made with respect to any Receivables related thereto.

ARTICLE IV

COVENANTS

Section 4.1 Affirmative Covenants of IPFS. Until the date on which this Agreement terminates in accordance with its terms, IPFS hereby covenants as set forth below:

(a) Financial Reporting. IPFS will maintain, for itself and each of its domestic Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish to Buyer (or its assigns):

(i) Annual Reporting. Within 100 days after the close of each of its respective fiscal years, audited, unqualified financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for IPFS for such fiscal year certified in a manner acceptable to Buyer (or its assigns) by Arthur Anderson LLP or any other independent public accountants of recognized national standing.

(ii) Quarterly Reporting. Within 55 days after the close of the first three (3) quarterly periods of each of its respective fiscal years, balance sheets of IPFS as at the close of each such period and statements of income and retained earnings and a statement of cash flows for IPFS for the period from the beginning of such fiscal year to the end of such quarter, all certified by a senior financial officer.

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit IV signed by IPFS’s Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements and reports on form 10-K, 10-Q, 8-Q or successor forms, which IPFS or any of its Subsidiaries files with the Securities and Exchange Commission.

(v) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other material communication under or in connection with any Transaction Document from any Person other than Buyer, the Administrative Agent or Blue Ridge, copies of the same.

(vi) Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such proposed change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting Buyer’s (and the Administrative Agent’s, as Buyer’s assignee) consent thereto.

(vii) Other Information. Promptly, from time to time, (A) such other information, documents, records or data relating to the Receivables or (B) such other information, documents, records or data relating to the condition or operations, financial or otherwise, of IPFS each as Buyer (or its assigns) may from time to time reasonably request in order to protect the interests of Buyer (and its assigns) under or as contemplated by this Agreement.

(b) Notices. IPFS will notify Buyer (or its assigns) in writing of any of the following as soon as possible upon learning of the occurrence thereof with respect to IPFS, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Termination Events or Unmatured Termination Events. The occurrence of each Termination Event and each Unmatured Termination Event, by a statement of an Authorized Officer of IPFS.

(ii) Judgment and Proceedings. (1) The entry of any judgment or decree against IPFS or any of its Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against IPFS and its Subsidiaries exceeds $200,000,000 after deducting (a) the amount with respect to which IPFS or any such Subsidiary is insured and with respect to which the insurer has not denied coverage, and (b) the amount for which IPFS or any such Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory to Buyer (or its assigns), and (2) the institution of any litigation, arbitration proceeding or governmental proceeding against IPFS which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(iii) Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv) Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement pursuant to which IPFS is a debtor or an obligor.

(c) Compliance with Laws and Preservation of Existence. IPFS will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it is subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. IPFS will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign entity in each jurisdiction where its business is conducted, except where the failure to so qualify or remain in good standing could not reasonably be expected to have a Material Adverse Effect.

(d) Audits. IPFS will, from time to time during regular business hours as requested by Buyer (or its assigns), upon reasonable notice and at the sole cost of IPFS, permit Buyer (or its assigns) or their respective agents or representatives (and shall cause the Original Seller to permit Buyer (or its assigns) or their respective agent or assigns), (i) to examine and make copies of and abstracts from all Records in the possession or under the control of IPFS relating to the Receivables and the Related Security, including, without limitation, the related Contracts other than those Contracts that are subject to confidentiality agreements for which IPFS has been unable, after diligent efforts, to obtain consent to disclosure, and (ii) to visit the offices and properties of IPFS for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to IPFS’s financial condition or the Receivables and the Related Security or IPFS’s performance under any of the Transaction Documents or IPFS’s performance under the Contracts and, in each case, with any of the officers or employees of IPFS having knowledge of such matters (each of the forgoing examination and visits, a “Review”);

provided, however, that, so long as no Termination Event has occurred and is continuing, (A) IPFS shall only be responsible for the costs and expenses of one (1) Review in any one calendar year, and (B) the Buyer (or its assigns) will not request more than two (2) Reviews in any one calendar year.

(e) Keeping and Marking of Records and Books.

(i) IPFS will (and will cause Original Seller to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). IPFS will (and will cause Original Seller to) give Buyer (or its assigns) notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) IPFS will (and will cause Original Seller to) (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivables with a legend, acceptable to Buyer (or its assigns), describing Buyer’s ownership interests in the Receivables and further describing the Loans of the Lenders under the Credit and Security Agreement and (B) upon the request of Buyer (or its assigns) following the occurrence and continuation of a Termination Event: (x) mark each Contract constituting an instrument, chattel paper or a certificated security (each as defined in the UCC) with a legend describing Buyer’s ownership interests in the Receivables and further describing the Loans of the Lenders and (y) deliver to Buyer (or its assigns) all Contracts (including, without limitation, all multiple originals of any such Contract constituting an instrument, chattel paper or a certificated security) relating to the Receivables.

(f) Compliance with Contracts and Credit and Collection Policy. IPFS will (and will cause Original Seller to) timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g) Performance and Enforcement of First-Step Sale Agreement. IPFS will and will require Original Seller to, perform each of their respective obligations and undertakings under and pursuant to the First-Step Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to IPFS under the First-Step Sale Agreement. IPFS will take all actions to perfect and enforce its rights and interests (and the rights and interests of Buyer as assignee of IPFS) under the First-Step Sale Agreement as Buyer (or its assigns) may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the First-Step Sale Agreement

(h) Ownership. IPFS will (and will cause Original Seller to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the First-Step Sale Agreement irrevocably in IPFS, free and clear of any Adverse Claims other than Adverse Claims in favor of Buyer (and its assigns) (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect IPFS’s interest in such Receivables, Related Security and Collections and such other necessary action to perfect, protect or more fully evidence the interest of IPFS therein as Buyer (or its assigns) may reasonably request), and (ii) establish and maintain, irrevocably in Buyer, (A) legal and equitable title to the Receivables and the Collections and (B) all of IPFS’s right, title and interest in the Related Security associated with the Receivables, in each case, free and clear of any Adverse Claims other than Adverse Claims in favor of Buyer (and its assigns) (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s interest in such Receivables, Related Security and Collections and such other necessary action to perfect, protect or more fully evidence the interest of Buyer as Buyer (or its assigns) may reasonably request).

(i) Lenders’ Reliance. IPFS acknowledges that the Agents and the Lenders are entering into the transactions contemplated by the Credit and Security Agreement in reliance upon Buyer’s identity as a legal entity that is separate from IPFS and any Affiliates thereof. Therefore, from and after the date of execution and delivery of this Agreement, IPFS will take all necessary and reasonable steps including, without limitation, all steps that Buyer or any assignee of Buyer may from time to time reasonably request to maintain Buyer’s identity as a separate legal entity and to make it manifest to third parties that Buyer is an entity with assets and liabilities distinct from those of IPFS and any Affiliates thereof and not just a division of IPFS or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, IPFS (i) will not hold itself out to third parties as liable for the debts of Buyer nor purport to own the Receivables and other assets acquired by Buyer, (ii) will take all other actions necessary on its part to ensure that Buyer is at all times in compliance with the “separateness covenants” (including any applicable grace periods) set forth in Section 7.1(i) of the Credit and Security Agreement and (iii) will cause all tax liabilities arising in connection with the transactions contemplated herein or otherwise to be allocated between IPFS and Buyer on an arm’s-length basis and in a manner consistent with the procedures set forth in U.S. Treasury Regulations §§1.1502-33(d) and 1.1552-1.

(j) Collections. IPFS will cause (1) all proceeds from all Lock Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to IPFS or any Affiliate of IPFS, IPFS will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof and, at all times prior to such remittance, IPFS will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of Buyer and its assigns. IPFS will transfer exclusive ownership, dominion and control of each Lock Box and Collection Account to Buyer and, will not grant the right to take dominion and control of any Lock Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to Buyer (or its assigns) as contemplated by this Agreement and the Credit and Security Agreement.

(k) Taxes. IPFS will file all tax returns and reports required by law to be filed by it and promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. IPFS will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of Buyer and its assigns.

(l) Payment of Original Seller. With respect to any Receivable purchased by IPFS from Original Seller, such sale shall be effected under, and in strict compliance with the terms of, the First-Step Sale Agreement, including without limitation, the terms relating to the amount and timing of payments to be made to Original Seller in respect of the purchase price for such Receivable.

Section 4.2 Negative Covenants of IPFS. Until the date on which this Agreement terminates in accordance with its terms, IPFS hereby covenants that:

(a) Name Change, Offices and Records. IPFS will not change its (i) state of organization, (ii) name, (iii) identity or structure (within the meaning of Article 9 of any applicable enactment of the UCC) or any office where Records are kept unless it shall have: (i) given Buyer (or its assigns) at least thirty (30) days’ prior written notice thereof and (ii) delivered to Buyer (or its assigns) all financing statements, instruments and other documents reasonably and promptly requested by Buyer (or its assigns) in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. IPFS will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock Box or Collection Account, unless Buyer (or its assigns) shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock Box; provided, however, that IPFS may make changes in instructions to Obligors without any prior notice regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

(c) Modifications to Contracts and Credit and Collection Policy. IPFS will not (and will not permit Original Seller to) make any change to the Credit and Collection Policy that could adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables. Except as otherwise permitted in its capacity as Servicer pursuant to the Credit and Security Agreement, IPFS will not extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens. Except as otherwise contemplated by the Transaction Documents, IPFS will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of Buyer provided for herein), and IPFS will defend the right, title and interest of Buyer in, to and under any of the foregoing property, against all claims of third parties claiming through or under IPFS. IPFS shall not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory.

(e) Accounting for Purchase. IPFS will not, and will not permit any Affiliate to, account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than the sale of the Receivables and the Related Security by IPFS to Buyer or in any other respect account for or treat the transactions contemplated hereby in any manner other than as a sale of the Receivables and the Related Security by IPFS to Buyer except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with generally accepted accounting principles.

ARTICLE V

TERMINATION EVENTS

Section 5.1 Termination Events. The occurrence of any one or more of the following events shall constitute a Termination Event:

(a) IPFS shall fail (i) to make any payment or deposit (A) of principal when required to be made by it hereunder or (B) any other obligation or amount not covered by clause (A) when required hereunder and such failure shall continue for three (3) consecutive Business Days, or (ii) to perform or observe any term, covenant or agreement contained in Section 4.1(a)(i), (ii), (iii), (iv), (v) or (vii)(B), Section 4.1(f)(i), or Section 4.1(j) and such failure shall continue for thirty (30) consecutive days, or (iii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) or (ii) of this paragraph (a)) or any other Transaction Document to which it is a party and such failure shall continue for ten (10) consecutive Business Days.

(b) Any representation, warranty, certification or statement made by IPFS in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.

(c) Failure of IPFS to pay any Indebtedness when due in excess of $200,000,000 (“Material Indebtedness”); or the default by IPFS in the performance of any term, provision or condition contained in any agreement under which any Material Indebtedness was created or is governed, the effect of which is to cause such Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of IPFS shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(d) An Event of Bankruptcy shall occur with respect to IPFS or any Subsidiary of IPFS which meets the definition of “Material Subsidiary” defined in the Credit and Security Agreement.

(e) A Change of Control shall occur.

(f) One or more final judgments for the payment of money in an amount in excess of $200,000,000, individually or in the aggregate, shall be entered against IPFS on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution.

(g) An Amortization Event specified in Section 9.1(p) of the Credit and Security Agreement shall have occurred.

Section 5.2 Remedies. Upon the occurrence and during the continuation of a Termination Event, Buyer may take any of the following actions: (i) declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by IPFS; provided, however, that upon the occurrence of a Termination Event described in Section 5.1(d), the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by IPFS and (ii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any amounts then due and owing by IPFS to Buyer. The aforementioned rights and remedies shall be without limitation and shall be in addition to all other rights and remedies of Buyer and its assigns otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnities by IPFS. Without limiting any other rights that Buyer may have hereunder or under applicable law and subject to the last sentence of this Section 6.1, IPFS hereby agrees to indemnify (and pay upon demand to) Buyer and its assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, penalties, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of Buyer or any such assign) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them, directly or indirectly, arising out of or as a result of the execution, delivery, performance, non-performance, enforcement, non-enforcement of, or other condition or circumstance whatsoever with respect to, this Agreement or any of the Transaction Documents (including without limitation (i) any fees and expenses of attorneys and other advisers and (ii) any Taxes (other than Excluded Taxes): (I) which may be asserted or imposed in respect of the Receivables or the receipt of Collections or other proceeds with respect to the Receivables or any Related Security, (II) which may arise by reason of the Receivables or ownership or the sale or other disposition thereof, or any other interest in the Receivables or in any Related Security or (III) which may arise otherwise by reason of the execution, delivery, performance, non-performance, enforcement or non-enforcement of, or other condition or circumstance whatsoever with respect to the Receivables, the Related Security, this Agreement or any Transaction Document; except that, notwithstanding the foregoing parenthetical exclusion relating to Excluded Taxes, in the event that the Obligations of IPFS hereunder are for any reason determined not to be treated as indebtedness of IPFS for income or franchise tax purposes, IPFS shall indemnify each Indemnified Party in respect of such additional amounts in respect of such Taxes as may be described in clauses (I), (II) or (III), with such amounts being calculated on an after-tax basis, as are imposed on or incurred by an Indemnified Party to the extent that such Taxes would not have been imposed or incurred (or would not have been imposed or incurred at the same time) had the obligations of IPFS hereunder or the acquisition, either directly or indirectly, by Buyer of an interest in the Receivables, been treated as indebtedness for such income or franchise tax purposes, as applicable, excluding, however: Indemnified Amounts to the extent such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification

Without limiting the generality of the foregoing indemnification, but subject in each case to clauses (a), (b) and (c) above, IPFS shall indemnify Buyer for Indemnified Amounts relating to or resulting from:

(i) any representation or warranty made by IPFS (or any officers of IPFS) under or in connection with any Purchase Report, this Agreement, any other

Transaction Document or any other information or report delivered by IPFS pursuant hereto or thereto for which Buyer has not received a Purchase Price Credit that shall have been false or incorrect when made or deemed made;

(ii) the failure by IPFS, to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Transferor to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii) any failure of IPFS to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any products liability, personal injury or damage, suit or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Receivables at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of the Purchase hereunder, the ownership of the Receivables or any other investigation, litigation or proceeding relating to IPFS in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any Termination Event described in Section 5.1(d);

(x) any failure of IPFS to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from Original Seller, free and clear of any Adverse Claim (other than as created hereunder); or any failure of IPFS to give reasonably equivalent value to Original Seller under the First-Step Sale Agreement in consideration of the transfer by Original Seller of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi) any failure to vest and maintain vested in Buyer, or to transfer to Buyer, legal and equitable title to, and ownership of, the Receivables and the Collections, and all of IPFS’s right, title and interest in the Related Security associated with the Receivables, in each case, free and clear of any Adverse Claim (other than as created hereunder);

(xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of the Purchase or at any subsequent time;

(xiii) any action or omission by IPFS which reduces or impairs the rights of Buyer with respect to any Receivable or the value of any such Receivable;

(xiv) any attempt by any Person to void the Purchase hereunder under statutory provisions or common law or equitable action;

(xv) the failure of any Receivable reflected as an Eligible Receivable on any Purchase Report to be an Eligible Receivable at the time acquired by Buyer; and

(xvi) any breach by the Original Seller of any confidentiality clause in any Contract governing a Receivable except for a Receivable that, prior to the assertion of such breach, had already become a Defaulted Receivable.

Notwithstanding the foregoing, (1) the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectibility or payment of the Receivables conveyed hereunder; and (2) nothing in this Section 6.1 shall require IPFS to indemnify any Indemnified Party for Receivables which are not collected, not paid or otherwise uncollectible on account of the insolvency, bankruptcy, creditworthiness or financial inability to pay of the applicable Obligor. The agreements in this subsection shall survive the collection of all Receivables, the termination of this Agreement and the payment of all amounts payable hereunder.

If any Indemnified Party shall have notice of any attempt to impose or collect any tax or governmental fee or charge for which indemnification will be sought from IPFS under Section 6.1(iv), such Indemnified Party shall give prompt and timely notice of such attempt to IPFS, and

IPFS shall have the right, at its expense, to participate in any proceedings resisting or objecting to the imposition or collection of any such tax, governmental fee or charge. Indemnification hereunder shall be in an amount necessary to make each Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the payment of any of the aforesaid taxes (including any deduction) and the receipt of the indemnity provided hereunder or of any refund of any such tax previously indemnified hereunder, including the effect of such tax, deduction or refund on the amount of tax measured by net income or profits which is or was payable by the Indemnified Party. If for any reason the indemnification provided above in this Section 6.1 is unavailable to an Indemnified Party or is insufficient to hold such Indemnified Party harmless, then IPFS shall contribute to the amount paid or payable by such Indemnified Party to the maximum extent permitted under applicable law.

Section 6.2 Other Costs and Expenses. IPFS shall pay to Buyer on demand all reasonable costs and out-of-pocket expenses actually incurred in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder. IPFS shall pay to Buyer on demand any and all costs and expenses of Buyer, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following a Termination Event.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Waivers and Amendments.

(a) No failure or delay on the part of Buyer (or its assigns) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by IPFS and Buyer and, to the extent required under the Credit and Security Agreement, the Agents and the Lenders. Any material amendment, supplement, modification of waiver will require satisfaction of the Rating Agency Condition to the extent applicable to any Lender.

Section 7.2 Notices. All communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing)

and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (a) if given by telecopy, upon the receipt thereof, (b) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 7.2.

Section 7.3 Protection of Ownership Interests of Buyer.

(a) IPFS agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that Buyer (or its assigns) may request, to perfect, protect or more fully evidence the interest of Buyer hereunder and the Receivable Interests, or to enable Buyer (or its assigns) to exercise and enforce their rights and remedies hereunder. At any time, Buyer (or its assigns) may, at IPFS’s sole cost and expense, direct IPFS to notify the Obligors of Receivables of the ownership interests of Buyer under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to Buyer or its designee.

(b) If IPFS fails to perform any of its obligations hereunder, Buyer (or its assigns) may (but shall not be required to) perform, or cause performance of, such obligations, and Buyer’s (or such assigns’) costs and expenses incurred in connection therewith shall be payable by IPFS as provided in Section 6.2. IPFS irrevocably authorizes Buyer (and its assigns) at any time and from time to time in the sole discretion of Buyer (or its assigns), and appoints Buyer (and its assigns) as its attorney(ies)-in-fact, to act on behalf of IPFS (i) to execute on behalf of IPFS as debtor and to file financing statements necessary or desirable in Buyer’s (or its assigns’) sole discretion to perfect and to maintain the perfection and priority of the interest of Buyer in the Receivables and associated Related Security and Collections and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as Buyer (or its assigns) in their sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of Buyer’s interests in the Receivables. This appointment is coupled with an interest and is irrevocable. IPFS hereby authorizes Buyer (or its assigns) to file financing statements and other filing or recording documents with respect to the Receivables and Related Security (including any amendments thereto, or continuation or termination statements thereof), without the signature or other authorization of IPFS, in such form and in such offices as Buyer (or any of its assigns) reasonably determines appropriate to perfect or maintain the perfection of the ownership or security interests of Buyer (or its assigns) hereunder. IPFS acknowledges and agrees that it is not authorized to, and will not, file financing statements or other filing or recording documents with respect to the Receivables or Related Security (including any amendments thereto, or continuation or termination statements thereof), without the express prior written approval by the Agent (as Buyer’s assignee), consenting to the form and substance of such filing or recording document. IPFS approves, authorizes and ratifies any filings or recordings made by or on behalf of the Administrative Agent (as Buyer’s ultimate assign) in connection with the perfection of the ownership or security interests in favor of Buyer or the Administrative Agent (as Buyer’s ultimate assign).

Section 7.4 Confidentiality.

(a) IPFS shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information that is clearly marked as being confidential and/or proprietary with respect to the Agents, Blue Ridge and Victory and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that IPFS and its officers and employees may disclose such information to IPFS’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding.

(b) Anything herein to the contrary notwithstanding, IPFS hereby consents to the disclosure of any nonpublic information with respect to it (i) to Buyer, the Agents, the Liquidity Banks, Blue Ridge or Victory by each other, (ii) by Buyer, the Agents or the Lenders to any prospective or actual assignee or participant of any of them and (iii) by the Co-Agents to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to Blue Ridge, Victory or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which Wachovia or BTM acts as the Administrative Agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Lenders and the Administrative Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Buyer shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to IPFS, the Obligors and their respective businesses obtained by it in connection with the due diligence evaluations, structuring, negotiating and execution of the Transaction Documents, and the consummation of the transactions contemplated herein and any other activities of Buyer arising from or related to the transactions contemplated herein provided, however, that each of Buyer and its employees and officers shall be permitted to disclose such confidential or proprietary information: (i) to the Agents and the Lenders, (ii) to any prospective or actual assignee or participant of the Agents or the Lenders who executes a confidentiality agreement for the benefit of IPFS and Buyer on terms comparable to those required of Buyer hereunder with respect to such disclosed information, (iii) to any rating agency, provider of a surety, guaranty or credit or liquidity enhancement to Blue Ridge or Victory, (iv) to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, and (v) to the extent required pursuant to any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings with competent jurisdiction (whether or not having the force or effect of law) so long as such required disclosure is made under seal to the extent permitted by applicable law or by rule of court or other applicable body.

Section 7.5 Bankruptcy Petition.

(a) To the fullest extent permitted by law, IPFS and Buyer each hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of Blue Ridge, it will not institute against, or join any other Person in instituting against, Blue Ridge any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

(b) To the fullest extent permitted by law, IPFS each hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding obligations of the Buyer under the Credit and Security Agreement, it will not institute against, or join any other Person in instituting against, Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 7.6 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of any Lender or any Agent, no claim may be made by IPFS or any other Person against any Lender or any Agent or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and IPFS hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 7.7 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW (EXCEPT IN THE CASE OF THE OTHER TRANSACTION DOCUMENTS, TO THE EXTENT OTHERWISE EXPRESSLY STATED THEREIN) AND EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE OWNERSHIP INTEREST OR THE SECURITY INTEREST OF THE BUYER OR ANY OF ITS ASSIGNS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 7.8 CONSENT TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR ANY DOCUMENT EXECUTED BY IPFS PURSUANT TO THIS AGREEMENT AND IPFS HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF BUYER (OR ITS ASSIGNS) TO BRING PROCEEDINGS AGAINST IPFS IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY IPFS AGAINST BUYER (OR ITS ASSIGNS) OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY IPFS PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

Section 7.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY IPFS PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 7.10 Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of IPFS, Buyer and their respective successors and permitted assigns (including any trustee in bankruptcy). IPFS may not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of Buyer. Buyer may assign at any time its rights and obligations hereunder and interests herein to any other Person without the consent of IPFS. Without limiting the foregoing, IPFS acknowledges that Buyer, pursuant to one Credit and Security Agreement, may assign to the Administrative Agent, for the benefit of the Lenders, its rights, remedies, powers and privileges hereunder and that the Administrative Agent may further assign such rights, remedies, powers and privileges to the extent permitted in the Credit and Security Agreement. IPFS agrees that the Administrative Agent, as the ultimate assignee hereof, shall, subject to the terms of the Credit and Security Agreement, have the right to enforce this Agreement and to exercise directly all of Buyer’s rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of Buyer to be given or withheld hereunder) and IPFS agrees to cooperate fully with the Administrative Agent in the exercise of such rights and remedies. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by IPFS pursuant to Article II; (ii) the indemnification and payment provisions of Article VI; and (iii) Section 7.5 shall be continuing and shall survive any termination of this Agreement.

Section 7.11 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of a signature page to this Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

INTERNATIONAL PAPER FINANCIAL SERVICES, INC.

By:
Name:
Title:
Address: 6400 Poplar Avenue Memphis, Tennessee 38197

RED BIRD RECEIVABLES, INC.

By:
Name:
Title:
Address: 400 Atlantic Avenue Stamford, Connecticut 06921

[Signature Page to the Receivables Sale and Contribution Agreement]

Exhibit I

Definitions

This is Exhibit I to the Agreement (as hereinafter defined). As used in the Agreement and the Exhibits and Schedules thereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof). If a capitalized term is used in the Agreement, or any Exhibit or Schedule thereto, and is not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in Exhibit I to the Credit and Security Agreement (hereinafter defined).

“Administrative Agent” has the meaning set forth in the Preliminary Statements to the Agreement.

“Agreement” means the Receivables Sale and Contributing Agreement, dated as of December 26, 2001, between IPFS and Buyer, as the same may be amended, restated or otherwise modified.

“Blue Ridge” has the meaning set forth in the Preliminary Statements to the Agreement.

“Buyer” has the meaning set forth in the preamble to the Agreement.

“Calculation Period” means each calendar month or portion thereof which elapses during the term of the Agreement. The first Calculation Period shall commence on the date of the Purchases hereunder and the final Calculation Period shall terminate on the Termination Date.

“Change of Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of IPFS.

“Credit and Collection Policy” means IPFS’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit V, as modified from time to time in accordance with the Agreement.

“Credit and Security Agreement” has the meaning set forth in the Preliminary Statements to the Agreement.

“Default Fee” means a per annum rate of interest equal to the sum of (i) the Prime Rate, plus (ii) 2% per annum.

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“Discount Factor” means a percentage calculated to provide Buyer with a reasonable return on its investment in the Receivables after taking account of (i) the time value of money based upon the anticipated dates of collection of the Receivables and the cost to Buyer of financing its investment in the Receivables during such period and (ii) the risk of nonpayment by the Obligors. IPFS and Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment made prior to the Calculation Period during which IPFS and Buyer agree to make such change. As of the date hereof, the Discount Factor in respect of Eligible Receivables is 2.1% and the Discount Factor in respect of all other Receivables is 2.1%.

“Excluded Taxes” means, with respect to a Indemnified Party, Taxes which are (a) both (i) imposed by the jurisdiction in which such Indemnified Party is organized or by any other taxing authority of a United States jurisdiction as a result of such Indemnified Party doing business or maintaining an office in such jurisdiction (other than any such taxes that the Indemnified Party establishes would not have been imposed but for (A) such Indemnified Party having executed, or enforced, a Transaction Document or (B) any of the transactions contemplated herein or in the other Transaction Documents) and also (ii) imposed on, based on or measured by net pre-tax income, capital or net worth of such Indemnified Party (other than Taxes that are, or are in the nature of, sales, use, rental, property or value added or similar taxes) or (b) any Tax, assignment or other governmental charge attributable to and which would not have been imposed but for the failure of a Indemnified Party to deliver to IPFS the Prescribed Forms properly completed and duly executed by such Indemnified Party establishing such party’s exemption from, or eligibility for, a reduced rate of any such tax or assessment.

“Export Receivables” has the meaning set forth in the First-Step Sale Agreement.

“First-Step Sale Agreement” means that certain Receivables Sale Agreement dated as of December 26, 2001, between IPFS and Original Seller.

“Initial Contributed Receivables” has the meaning set forth in Section 1.1.

“Initial Cutoff Date” has the meaning set forth in Section 1.1.

“IPFS” has the meaning set forth in the preamble to the Agreement.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of IPFS and its Subsidiaries, taken as a whole, (ii) the ability of IPFS to perform its obligations under the Agreement or any other Transaction Document, (iii) the legality, validity or enforceability of the Agreement or any other Transaction Document, (iv) IPFS’s, Buyer’s, the Administrative Agent’s or any Lender’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or Collections with respect

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thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Worth” means as of the last Business Day of each Calculation Period preceding any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Receivables at such time, over (b) the sum of (i) the Aggregate Principal outstanding at such time, plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).

“Organizational Documents” means, for any Person, the documents for its formation and organization, which, for example, (a) for a corporation are its corporate charter and bylaws, (b) for a partnership are its certificate of partnership (if applicable) and partnership agreement, (c) for a limited liability company are its certificate of formation or organization and its operating agreement, regulations or the like and (d) for a trust is the trust agreement, declaration of trust, indenture or bylaws under which it is created.

“Original Balance” means, with respect to any Receivable coming into existence after the Initial Cutoff Date, the invoice amount of such Receivable on the date it was created.

“Original Seller” means International Paper Company, in its capacity as seller under the First-Step Sale Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which IPFS sponsors or maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Performance Guarantor” has the meaning set forth in the Preliminary Statement to the Agreement.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which IPFS or any of its ERISA Affiliates sponsors or maintains or to which IPFS or any of its ERISA Affiliates makes, is making, or is obligated to make contributions and includes any Pension Plan, other than a Plan maintained outside the United States primarily for the benefit of Persons who are not U.S. residents.

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“Purchase” means the purchase pursuant to Section 1.2(a) of the Agreement by Buyer from IPFS of the Receivables and the Related Security and Collections related thereto, together with all related rights in connection therewith.

“Purchase Price” means, with respect to the Purchase, the aggregate price to be paid by Buyer to IPFS for such Purchase in accordance with Section 1.3 of the Agreement for the Receivables, Collections and Related Security being sold to Buyer, which price shall equal on any date (i) the product of (x) the Outstanding Balance of such Receivables on such date, multiplied by (y) one minus the Discount Factor in effect on such date, minus (ii) any Purchase Price Credits to be credited against the Purchase Price otherwise payable in accordance with Section 1.4 of the Agreement.

“Purchase Price Credit” has the meaning set forth in Section 1.4 of the Agreement.

“Purchase Report” has the meaning set forth in Section 1.2(b) of the Agreement.

“Receivable” means “Receivable” as defined in the First-Step Sale Agreement to the extent such Receivable was transferred to IPFS pursuant to the First-Step Sale Agreement and such Receivables was originated by any business of the Original Seller identified by location on Schedule B attached hereto as such Schedule may be amended, modified or supplemented from time to time.

“Related Security” means, with respect to any Receivable:

(i) all of IPFS’s and Original Seller’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale of which by IPFS and Original Seller gave rise to such Receivable, and all insurance contracts with respect thereto,

(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii) all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv) all service contracts and other contracts and agreements associated with such Receivable,

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(v) all Records related to such Receivable,

(vi) all of IPFS’s right, title and interest in each Lock Box and each Collection Account,

(vii) all of IPFS’s interest in, to and under the First-Step Sale Agreement, and

(viii) all proceeds of any of the foregoing.

“Required Capital Amount” means, as of any date of determination, an amount equal to the greater of (a) 3% of the Aggregate Commitment under the Credit and Security Agreement, and (b) the product of (i) 1.5 times the product of the Default Ratio times the Default Horizon Ratio, each as determined from the most recent Monthly Report received from the Servicer under the Credit and Security Agreement, and (ii) the Outstanding Balance of all Receivables as of such date, as determined from the most recent Monthly Report received from the Servicer under the Credit and Security Agreement.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Settlement Date” means, with respect to each Calculation Period, the date that is the 14th calendar day of the month following such Calculation Period.

“Subordinated Loan” has the meaning set forth in Section 1.3(a) of the Agreement.

“Subordinated Note” means a promissory note in substantially the form of Exhibit VI hereto as more fully described in Section 1.3 of the Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Tax Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Tax or Taxes” means all license and registration fees and all income, gross receipts, rental, franchise, excise, occupational, capital, value added, sales, use, ad valorem (real and personal), property (real and personal) and excise taxes, fees, levies, imposts, charges or withholdings of any nature whatsoever, together with any assessments, penalties, fines, additions to tax and interest thereon, by and federal, state or local government or taxing authority in the United States or by any foreign government, foreign governmental subdivision or other foreign or international taxing authority.

“Termination Date” means the earliest to occur of (i) the Facility Termination Date (as defined in the Credit and Security Agreement), (ii) the Business Day immediately prior

5

to the occurrence of a Termination Event set forth in Section 5.1(d), (iii) the Business Day specified in a written notice from Buyer to IPFS following the occurrence of any other Termination Event, and (iv) the date which is 10 Business Days after Buyer’s receipt of written notice from IPFS that it wishes to terminate the facility evidenced by this Agreement.

“Termination Event” has the meaning set forth in Section 5.1 of the Agreement.

“Transaction Documents” means, collectively, this Agreement, the First-Step Sale Agreement, each Collection Account Agreement, the Subordinated Note, and all other instruments, documents and agreements executed and delivered in connection herewith.

“Unmatured Termination Event” means an event which, with the passage of time or the giving of notice, or both, would constitute a Termination Event.

“Victory” has the meaning set forth in the Preliminary Statements to the Agreement.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

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Exhibit II

Places of Business; Locations of Records;

Federal Employer Identification Number(s); Other Names

Places of Business:	400 Atlantic Avenue, Stamford, CT 06921
6400 Poplar Avenue, Memphis, TN 38197

Locations of Records: 400 Atlantic Avenue, Stamford, CT 06921

Federal Employer Identification Number: 62-1653342

Legal, Trade and Assumed Names: None

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Exhibit III

Lock boxes; Collection Accounts; Collection Banks

DOMESTIC

Collection Bank	Account	Lockbox	Notes	Lockbox Site
JP Morgan Chase One Chase Manhattan Plaza New York, NY 10081	0361046451	N/A	Domestic EFT Receivables
	9102764405	N/A	Union Camp Receivables

Bank One 1201 Peachtree Street, NE Suite 1700 Atlanta, GA 30361	555-4047	70664	Domestic Receivables	P.O. Box 70664 Chicago, IL
	555-4047	13822	Domestic Receivables	P.O. Box 13822 Newark, NJ
	555-4047	905251	Domestic Receivables	P.O. Box 905251 Charlotte, NC
	555-4047	730447	Domestic Receivables	P.O. Box 730447 Dallas, TX
	555-4047	100587	Domestic Receivables	P.O. Box 100587 Pasadena, CA
	520-8424	N/A	Strathmore EFT
	520-8408	N/A	Beckett EFT

PNC Two Tower Center Blvd East Brunswick, NJ 08816	2081123	N/A	Union Camp EFT

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FOREIGN EXPORT SALES

Collection Bank	Account	Lockbox	Notes	Lockbox Site
First Union NC 5780 2525 West End Ave Suite 1200 Nashville, TN 37203	2100010855444	N/A	Export Receivables
	2100011926819	N/A	Export Receivables
	2100011129797	N/A	Export Receivables

Toronto Dominion 55 King Street West Toronto, Ontario M5K 1A2	0690-0632118	9954	Export Receivables	Ontario, Canada

JP Morgan Chase One Chase Manhattan Plaza New York, NY 10081	9102765022	N/A	Union Camp FSC

Bank One 1201 Peachtree Street NE Suite 1700 Atlanta, GA 30361	555-4047	730597	Export Receivables	P.O. Box 730597 Dallas, TX

Exh I-9

Exhibit IV

Form of Compliance Certificate

This Compliance Certificate is furnished pursuant to that certain Receivables Sale Agreement dated as of December 26, 2001, between International Paper Financial Services, Inc. (“IPFS”) and Red Bird Receivables, Inc. (the “Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                                  of IPFS.

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of IPFS and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Termination Event or an Unmatured Termination Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

[4. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which IPFS has taken, is taking, or proposes to take with respect to each such condition or event:                                                                          ].

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this              day of                                 , 200  .

[Name]

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Exhibit V

Credit and Collection Policy

[attach copy]

11

Exhibit VI

Form of Subordinated Note

SUBORDINATED NOTE

                                , 200

1. Note. FOR VALUE RECEIVED, the undersigned, Red Bird Receivables, Inc., a Delaware corporation (“SPV”), hereby unconditionally promises to pay to the order of International Paper Financial Services, Inc., a Delaware corporation (“IPFS”), in lawful money of the United States of America and in immediately available funds, on or before the date following the Termination Date which is one year and one day after the date on which (i) the Outstanding Balance of all Receivables sold under the “Sale Agreement” referred to below has been reduced to zero and (ii) IPFS has paid to Buyer all indemnities, adjustments and other amounts which may be owed thereunder in connection with the Purchase thereunder (the “Collection Date”), the aggregate unpaid principal sum outstanding of all “Subordinated Loans” made from time to time by IPFS to SPV pursuant to and in accordance with the terms of that certain Receivables Sale and Contribution Agreement dated as of December 26, 2001 between IPFS and SPV (as amended, restated, supplemented or otherwise modified from time to time, the “Sale Agreement”). Reference to Section 1.3 of the Sale Agreement is hereby made for a statement of the terms and conditions under which the loans evidenced hereby have been and will be made. All terms which are capitalized and used herein and which are not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Sale Agreement.

2. Interest. SPV further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full hereof at a rate equal to the 1-month LIBOR rate published in The Wall Street Journal on the first Business Day of each month (or portion thereof) during the term of this Subordinated Note, computed for actual days elapsed on the basis of a year consisting of 360 days and changing on the first business day of each month hereafter (“LIBOR”); provided, however, that if SPV shall default in the payment of any principal hereof, SPV promises to pay, on demand, interest at the rate equal to LIBOR plus 2.00% per annum on any such unpaid amounts, from the date such payment is due to the date of actual payment. Interest shall be payable on the first Business Day of each month in arrears; provided, however, that SPV may elect on the date any interest payment is due hereunder to defer such payment and upon such election the amount of interest due but unpaid on such date shall constitute principal under this Subordinated Note. The outstanding principal of any loan made under this Subordinated Note shall be due and payable on the Collection Date and may be repaid or prepaid at any time without premium or penalty.

3. Principal Payments. IPFS is authorized and directed by SPV to enter on the grid attached hereto, or, at its option, in its books and records, the date and amount of each loan made by it which is evidenced by this Subordinated Note and the amount of each payment

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of principal made by SPV, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided that neither the failure of IPFS to make any such entry or any error therein shall expand, limit or affect the obligations of SPV hereunder.

4. Subordination. IPFS shall have the right to receive, and SPV shall make, any and all payments and prepayments relating to the loans made under this Subordinated Note, provided that, after giving effect to any such payment or prepayment, the aggregate Outstanding Balance of Receivables (as each such term is defined in the Credit and Security Agreement hereinafter referred to) owned by SPV at such time exceeds the sum of (a) the Obligations (as defined in the Credit and Security Agreement) outstanding at such time under the Credit and Security Agreement, plus (b) the aggregate outstanding principal balance of all loans made under this Subordinated Note. IPFS hereby agrees that at any time during which the conditions set forth in the proviso of the immediately preceding sentence shall not be satisfied, IPFS shall be subordinate in right of payment to the prior payment of any indebtedness or obligation of SPV owing to the Administrative Agent or any Lender under that certain Credit and Security Agreement dated as of December 26, 2001 by and among SPV, IPFS, as initial Servicer, Blue Ridge Asset Funding Corporation and Victory Receivables Corporation (collectively the “Conduits”), and The Bank of Tokyo-Mitsubishi, Ltd., New York Branch (“Victory Agent”) Wachovia Bank, N.A., as the Blue Ridge Agent and the “Administrative Agent” for the Conduits and the Blue Ridge Agent and Victory Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit and Security Agreement”). The subordination provisions contained herein are for the direct benefit of, and may be enforced by, the Administrative Agent and the Lenders and/or any of their respective assignees (collectively, the “Senior Claimants”) under the Credit and Security Agreement. Until the date on which the “Aggregate Principal” outstanding under the Credit and Security Agreement has been repaid in full and all other obligations of SPV and/or the Servicer thereunder and under the “Fee Letter” referenced therein (all such obligations, collectively, the “Senior Claim”) have been indefeasibly paid and satisfied in full, IPFS shall not institute against SPV any proceeding of the type described in Section 5.1(d) of the Sale Agreement unless and until the Collection Date has occurred. Should any payment, distribution or security or proceeds thereof be received by IPFS in violation of this Section 4, IPFS agrees that such payment shall be segregated, received and held in trust for the benefit of, and deemed to be the property of, and shall be immediately paid over and delivered to the Administrative Agent for the benefit of the Senior Claimants.

5. Bankruptcy; Insolvency. Upon the occurrence of any proceeding of the type described in Section 5.1(d) of the Sale Agreement involving SPV as debtor, then and in any such event the Senior Claimants shall receive payment in full of all amounts due or to become due on or in respect of the Aggregate Principal and the Senior Claim (including “Interest” as defined and as accruing under the Credit and Security Agreement after the commencement of any such proceeding, whether or not any or all of such Interest is an allowable claim in any such proceeding) before IPFS is entitled to receive payment on account of this Subordinated Note, and to that end, any payment or distribution of assets of SPV of any kind or character, whether in

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cash, securities or other property, in any applicable insolvency proceeding, which would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the Person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Administrative Agent for application to, or as collateral for the payment of, the Senior Claim until such Senior Claim shall have been paid in full and satisfied.

6. Amendments. This Subordinated Note shall not be amended or modified except in accordance with Section 7.1 of the Sale Agreement. The terms of this Subordinated Note may not be amended or otherwise modified without the prior written consent of the Agent for the benefit of the Lenders.

7. GOVERNING LAW. THIS SUBORDINATED NOTE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW (EXCEPT IN THE CASE OF THE OTHER TRANSACTION DOCUMENTS, TO THE EXTENT OTHERWISE EXPRESSLY STATED THEREIN). WHEREVER POSSIBLE EACH PROVISION OF THIS SUBORDINATED NOTE SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS SUBORDINATED NOTE SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS SUBORDINATED NOTE.

8. Waivers. All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. IPFS additionally expressly waives all notice of the acceptance by any Senior Claimant of the subordination and other provisions of this Subordinated Note and expressly waives reliance by any Senior Claimant upon the subordination and other provisions herein provided.

9. Assignment. This Subordinated Note may not be assigned, pledged or otherwise transferred to any party other than IPFS without the prior written consent of the Agent, and any such attempted transfer shall be void.

RED BIRD RECEIVABLES, INC.

By:
Title:

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Schedule

to

SUBORDINATED NOTE

SUBORDINATED LOANS AND PAYMENTS OF PRINCIPAL

DATE	AMOUNT OF SUBORDINATED LOAN	AMOUNT OF PRINCIPAL PAID	UNPAID PRINCIPAL BALANCE	NOTATION MADE BY (INITIALS)

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Exhibit VII

[Form of] Purchase Report

For the Calculation Period beginning [date] and ending [date]

TO:	BUYER AND THE AGENT (AS BUYER’S ASSIGNEE)

Aggregate Outstanding Balance of all Receivables sold during the period:	$			A

Less: Aggregate Outstanding Balance of all Receivables sold during such period which were not Eligible Receivables on the date when sold:		($ )		(B)

Equals: Aggregate Outstanding Balance of all Eligible Receivables sold during the period (A - B):			$	=C

Less: Purchase Price discount during the Period:		($ )		(D)

Equals: Gross Purchase Price Payable during the period (C – D)			$	=E

Less: Total Purchase Price Credits arising during the Period:		($ )		(F)

Equals: Net Purchase Price payable during the Period (E - F):			$	=G

Cash Purchase Price Paid to IPFS during the Period:		$		H

Subordinated Loans made during the Period:		$		I

Less: Repayments of Subordinated Loans received during the Period:		($ )		(J)

Equals: Purchase Price paid in Cash or Subordinated Loans during the period (H + I – J):			$	=K

Aggregate Outstanding Balance of Receivables contributed during the Period:		$		L

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Exhibit VIII

Form of Performance Undertaking

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Schedule A

DOCUMENTS TO BE DELIVERED TO BUYER

ON OR PRIOR TO THE PURCHASE

1.	Executed copies of the Receivables Sale and Contribution Agreement, duly executed by the parties thereto.

2.	Copy of the Credit and Collection Policy to attach to the Receivables Sale and Contribution Agreement as an Exhibit.

3.	A certificate of IPFS’s [Assistant] Secretary certifying:

(a) A copy of the Resolutions of the Board of Directors of IPFS, authorizing IPFS’s execution, delivery and performance of the Receivables Sale and Contribution Agreement and the other documents to be delivered by it thereunder;

(b) A copy of the Organizational Documents of IPFS (also certified, to the extent that such documents are filed with any governmental authority, by the Secretary of State of the jurisdiction of organization of IPFS on or within thirty (30) days prior to closing);

(c) Good Standing Certificates for IPFS issued by the Secretaries of State of its state of incorporation and each jurisdiction where it has material operations; and

(d) The names and signatures of the officers authorized on its behalf to execute the Receivables Sale and Contribution Agreement and any other documents to be delivered by it thereunder.

4.	Pre-filing state and federal tax lien, judgment lien and UCC lien searches against IPFS from the following jurisdictions:

a.

b.

5.	Time stamped receipt copies of proper financing statements, duly filed under the UCC on or before the date of the initial Purchase (as defined in the Receivables Sale and Contribution Agreement) in all jurisdictions as may be necessary or, in the opinion of Buyer (or its assigns), desirable, under the UCC of all appropriate jurisdictions or any comparable law in order to perfect the ownership interests contemplated by the Receivables Sale and Contribution Agreement.

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6.	Time stamped receipt copies of proper UCC termination statements, if any, necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by IPFS.

7.	Executed Collection Account Agreements for each Lock Box and Collection Account.

8.	A favorable opinion of legal counsel for IPFS licensed to give opinions under New York law reasonably acceptable to Buyer (and the Administrative Agent, as Buyer’s assignee) as to the following:

(a) IPFS is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware.

(b) IPFS has all requisite authority to conduct its business in each jurisdiction where failure to be so qualified would have a material adverse effect on IPFS’s business.

(c) The execution and delivery by IPFS of the Receivables Sale Agreement and each other Transaction Document to which it is a party and its performance of its obligations thereunder have been duly authorized by all necessary organizational action and proceedings on the part of IPFS and will not:

(i) require any action by or in respect of, or filing with, any governmental body, agency or official (other than the filing of UCC financing statements);

(ii) contravene, or constitute a default under, any provision of applicable law or regulation or of its articles or certificate of incorporation or bylaws or of any agreement, judgment, injunction, order, decree or other instrument binding upon IPFS; or

(iii) result in the creation or imposition of any Adverse Claim on assets of IPFS or any of its Subsidiaries (except as contemplated by the Receivables Sale Agreement).

(d) The Receivables Sale and Contribution Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by IPFS and constitutes the legally valid, and binding obligation of IPFS enforceable in accordance with its terms, except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

(e) In the event that the receivables Sale Agreement is held to create a transfer for security purposes rather than a true sale or other outright assignment, the provisions of the Receivables Sale Agreement are effective to create valid security interests in favor of Buyer in all

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of IPFS’s right, title and interest in and to the Receivables and Related Security described therein which constitute “accounts,” “chattel paper” or “general intangibles” (each as defined in the UCC) (collectively, the “Opinion Collateral”), as security for the payment of a loan deemed to have been made by Buyer to IPFS in an amount equal to the Purchase Price (as defined therein) of the Receivables (as defined therein), together with all other obligations of Buyer thereunder.

(f) Each of the UCC-1 Financing Statements naming IPFS as debtor, Buyer, as secured party, and Administrative Agent, as assignee of secured party to be filed in the Secretary of State of the State of Delaware’s office, is in appropriate form for filing therein. Upon filing of such UCC-1 Financing Statements in such filing offices and payment of the required filing fees, the security interest in favor of Buyer in the Opinion Collateral will be perfected and assigned of record to the Administrative Agent.

(g) Based solely on our review of the [describe UCC Search Reports], and assuming (i) the filing of the Financing Statements and payment of the required filing fees in accordance with paragraph (f) and (ii) the absence of any intervening filings between the date and time of the Search Reports and the date and time of the filing of the Financing Statements, the security interest of Buyer in the Opinion Collateral is prior to any security interest granted in the Opinion Collateral by IPFS, the priority of which is determined solely by the filing of a financing statement in the Secretary of State of the State of Delaware’s office.

(h) To the best of the opinion giver’s knowledge, there is no action, suit or other proceeding against IPFS or any Affiliate of IPFS, which would materially adversely affect the business or financial condition of IPFS and its Affiliates taken as a whole or which would materially adversely affect the ability of IPFS to perform its obligations under the Receivables Sale and Contribution Agreement.

(i) IPFS is not an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

9.	A “true sale” opinion and “substantive consolidation” opinion of counsel for IPFS with respect to the transactions contemplated by the Receivables Sale Agreement.

10.	A Certificate of IPFS’s financial officer certifying that, as of the closing date, no Termination Event or Unmatured Termination Event exists and is continuing.

11.	Executed copies of (i) all consents from and authorizations by any Persons and (ii) all waivers and amendments to existing credit facilities, that are necessary in connection with the Receivables Sale and Contribution Agreement.

12.	Executed Subordinated Note by Buyer in favor of IPFS.

13.	Executed Performance Undertaking by Performance Guarantor in Favor of Buyer.

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14.	If applicable, a direction letter executed by IPFS authorizing Buyer (and the Administrative Agent, as its assignee) and directing warehousemen to allow Buyer (and the Administrative Agent, as its assignee) to inspect and make copies from IPFS’s books and records maintained at off-site data processing or storage facilities.

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SCHEDULE B

Location
Hudson River	3
Ticonderoga Mill	10
Androscoggin Mill	34
Mira Loma Sheeting Plant	39
Chicago Box	66
BP North American Div Office	78
Terre Haute Mill	85
Armour Wood Products	113
Shreveport IBC	137
El Paso	140
Raligh Beverage Packaging	144
Carson	162
Putnam Container	167
Nashville	168
Mobile CT	172
Georgetown CT	174
Springhill	175
Wooster	178
Geneva	180
Detroit	181
San Jose	182
Modesto	183
Edinburg Container	184
Auburndale Container	185
Fon du Lac	186
Cincinnatti Container	187
Russellville	190
Minneapolis CT	191
Stateville CT	192
Mt Carmel	193
Menasha Distribution Center	195
Dallas CT	198
Whelen Springs Wood Pd-LbrMill	334
Allentown Distribution Center	336
Henderson Wood Products	337
Leola Wood Products	338
Jackson Box	339
Wood Prod HQ- Lumber	340
Joplin Wood Products	341
Deridder	343
Wiggins Wood Products	345
Gurdon Wood Products	346
Jefferson Wood Products	348
Montgomery Box Plant	355
Cincinnatti Dist	356
Pleasant Hill WP	358
Southern Wholesale Wood Products	360
Morton Wood Products	362
Jonesboro Box Plant	365
Export South Wood Products	366
Container UC - Morristown	379
Container UC - Richmond	384
Nacogdoches OSB Plant Constr	392
Decator CT	394
Maplesville WP	397
Tuscaloosa WP	398
Fleetwood CT	405
San Antonio CT	407
Houston CT	409
Hanford CT	410
Johnston WP	413
Savannah CT	425
Des Plaines CT	433
Kalamazoo Beverage	480

Lock Haven	202
Oswego Mill	204
Riverdale Mill	205
Louisina Mill	230
Moss Point	233
Mobile Mill	236
Camden Mill	237
Vicksburg Mill	240
Texarkana Mill	241
Pine Bluff Mill	262
Springhill Conversion & Dist.	267
Mansfield	268
Pineville	269
Lexington Box Plant	312
Kansas City	321
Sampit Wood Products	325
Tupelo Box Plant	326
Cedarburg Cont	328
New Boston Wood Products	329
Springhill Wood Products	330
Madison Wood	331
Cordele Wood	332
Kansas City Beverage	483
Bev Pkg - Atlanta	484
Bev Pkg - Plant City	485
Turlock	490
Augusta Sawmill	491
Washington Sawmill	492
Bev Pkg - Framingham	494
Felix Stowe	503
Atlanta Distribution	511
Auburn CT	512
Sumter Sheet Plant	519
Franklin CIC	520
Properity Plant	525
Sturgis Sheeting	526
Hazelton	528
Cape Fear Converting	529
Spartanburg CT	531
Atlanta CT	552
Conway Box CT	555
Conway Graphics	559
Fort Worth CT	560
Stockton CT	563
Phonix Display and Packaging	593
Cima Pine Bluff	594
Roanoke Rapids Champion	609
Rotterdam Dist	611
Croydon	612
Mallory Warehouse	614
Pensacola Champion	618
Louisville Dist	621
Dallas Dist	623
Courtland (Champion)	627
Quinnesec (Champion)	628
Bucksport Champion	630
Sartel Champion	633
Cleveland Cont	641

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Los Angeles Dist	644
Dillner Dist	646
Camden Packaging(Fordyce)	652
Augusta	660
Chicago Distribution	667
Terre Haute	706
Ft. Wayne Box Plant	707
Lafayette Container	728
Lancaster Container	743
NEXUS CIMA	745
Washington Container	749
Eastover	769
Franklin Paper Mill	776
Prattville	867
Kalamazoo Container	874
Savannah	899
CIMA	928
CB Regional Distribution Center	930
Newberry Wood Products	957
CIMS	987
Camden Wood Products	6202
Corrigan Wood Products	6204
Passadumkeag Lumber	6207
Waycross Wood Products	6208
Citronelle Lumber Mill	6210
McDavid Lumber Mill	6211
Costigan Lumber Mill	6212
Whitehouse Lumber Mill	6213
Franklin Sawmill	A27
Meldrim Sawmill	A28
Folkston Sawmill	A29
Seaboard Sawmill	A30
Opelika Sawmill	A31
Chapman Sawmill	A32
Chapman	A33
Thorsby Veneer Mill	A34
Thorsby LVL	A35
Building Materials Group	B50
Erie	201
Georgetown Mill	259
Riegelwood Mill	661
Pulp Sales Without Natchez	406

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